The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated September 15, 2016
JPMorgan Chase Financial Company LLC	September 2016
Pricing Supplement
Registration Statement Nos. 333-209682 and 333-209682-01
Dated September , 2016
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
The Dual Directional Trigger PLUS, or “Trigger PLUS,” will pay no interest and do not guarantee any return of your principal at maturity.  At maturity, if the underlying stock has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying stock, subject to a maximum payment at maturity.  If the underlying stock has depreciated in value but by no more than 10%, investors will receive at maturity the stated principal amount of the Trigger PLUS plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10% return.  However, if the underlying stock has depreciated by more than 10% in value, at maturity investors will be negatively exposed to the full amount of the percentage decline in the underlying stock and will lose 1% of the stated principal amount for every 1% of decline in the value of the underlying stock over the term of the Trigger PLUS.  The Trigger PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of the performance of the underlying stock. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing price of one share of the underlying stock on the valuation date.  The Trigger PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payments on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS.  The investor may lose some or all of the stated principal amount of the Trigger PLUS.
SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC
Guarantor:		JPMorgan Chase & Co.
Underlying stock:		Common stock of Apple Inc.
Aggregate principal amount:		$
Payment at maturity:		If the final stock price is greater than the initial stock price, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute stock return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying stock.  In no event will this amount exceed the stated principal amount plus $1.00.

If the final stock price is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × stock performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 10%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × stock percent change
Stock percent change:		(final stock price – initial stock price) / initial stock price
Absolute stock return:		The absolute value of the stock percent change. For example, a -5% stock percent change will result in a +5% absolute stock return.
Initial stock price:		The closing price of one share of the underlying stock on the pricing date
Final stock price:		The closing price of one share of the underlying stock on the valuation date
Stock adjustment factor:
The stock adjustment factor is referenced in determining the closing price of one share of the underlying stock and is set initially at 1.0 on the pricing date.  The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.

Trigger level:		90% of the initial stock price
Leverage factor:		150%
Stock performance factor:		final stock price / initial stock price
Maximum payment at maturity:
At least $11.835 (at least 118.35% of the stated principal amount) per Trigger PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.835 per Trigger PLUS.

Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		September , 2016 (expected to price on or about September 30, 2016)
Original issue date (settlement date):		October , 2016 (3 business days after the pricing date)
Valuation date:
October 30, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement

Maturity date:
November 2, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

CUSIP / ISIN:		46646X324 / US46646X3246
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.175(2)	$9.775
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)
JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  In no event will these selling commissions exceed $0.175 per $10 stated principal amount security.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security
If the Trigger PLUS priced today, the estimated value of the Trigger PLUS would be approximately $9.70 per $10 stated principal amount Trigger PLUS.  The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.50 per $10 stated principal amount security.  See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document for additional information.
Investing in the Trigger PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 6 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Trigger PLUS” at the end of this document.
Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 (the “Trigger PLUS”) can be used:
▪	As an alternative to direct exposure to the underlying stock that enhances returns for a certain range of positive performance of the underlying stock.
▪
To potentially achieve similar levels of upside exposure to the underlying stock as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To provide an unleveraged positive return in the event of a decline of the underlying stock but only if the final stock price is greater than or equal to the trigger level.

Maturity:	Approximately 13 months
Leverage factor:	150% (applicable only if the final stock price is greater than the initial stock price)
Trigger level:	90% of the initial stock price
Maximum payment at maturity:	At least $11.835 (at least 118.35% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Supplemental Terms of the Trigger PLUS
For purposes of the accompanying product supplement, the underlying stock is a “Reference Stock.”

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JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
Trigger PLUS offer capped leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset.  At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the underlying asset has depreciated in value but by no more than 10%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be limited to a positive 10% return.  However, at maturity, if the underlying asset has depreciated in value by more than 10%, investors will be negatively exposed to the full amount of the percentage decline in the underlying asset and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Investors may lose some or all of the stated principal amount of the Trigger PLUS.
Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying stock.
Absolute Return Feature
The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level.

Upside Scenario if the Underlying Stock Appreciates
The final stock price is greater than the initial stock price and, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus a return equal to 150% of the stock percent change, subject to the maximum payment at maturity of at least $11.835 (at least 118.35% of the stated principal amount) per Trigger PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.

Absolute Return Scenario
The final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, which is 90% of the initial stock price.  In this case, the Trigger PLUS pay a 1% positive return for each 1% negative return of the underlying stock.  For example, if the final stock price is 5% less than the initial stock price, the Trigger PLUS will provide a total positive return of 5% at maturity.  The maximum return you may receive in this scenario is a positive 10% return at maturity.

Downside Scenario
The final stock price is less than the trigger level.  In this case, the Trigger PLUS pay an amount that is over 10% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the final stock price from the initial stock price.  (Example: if the underlying stock decreases in value by 30%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 30%, or $7 per Trigger PLUS.)

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JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Dual Directional Trigger PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:
Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger level:	90% of the initial stock price
Hypothetical maximum payment at maturity:	$11.835 (118.35% of the stated principal amount) per Trigger PLUS (which represents the lowest hypothetical maximum payment at maturity)*

* The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.835 per Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram

How it works
▪
Upside Scenario.  If the final stock price is greater than the initial stock price, for each $10 principal amount Trigger PLUS, investors will receive the $10 stated principal amount plus a return equal to 150% of the appreciation of the underlying stock over the term of the Trigger PLUS, subject to the maximum payment at maturity.  Under the hypothetical terms of the Trigger PLUS, an investor will realize the hypothetical maximum payment at maturity at a final stock price of approximately 122.333% of the initial stock price.

▪	For example, if the underlying stock appreciates 5%, investors will receive a 7.50% return, or $10.75 per Trigger PLUS.
▪
Absolute Return Scenario.  If the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the underlying stock.

▪	For example, if the underlying stock depreciates 5%, investors will receive a 5% return, or $10.50 per Trigger PLUS.
▪	The maximum return you may receive in this scenario is a positive 10% return at maturity.
▪
Downside Scenario.  If the final stock price is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage

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JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
decrease of the final stock price from the initial stock price.  This amount will be less than 90% of the stated principal amount per Trigger PLUS.
▪	For example, if the underlying stock depreciates 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.
The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

September 2016	Page 5

JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.
▪
The Trigger PLUS do not pay interest or guarantee return of any principal and your investment in the Trigger PLUS may result in a loss.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final stock price is less than the trigger level (which is 90% of the initial stock price), the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is over 10% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount that is proportionate to the decrease in the value of the underlying stock and may be zero.  There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.  The appreciation potential of Trigger PLUS is limited by the maximum payment at maturity of at least $11.835 (at least 118.35% of the stated principal amount) per Trigger PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.  Although the leverage factor provides 150% exposure to any increase in the final stock price as compared to the initial stock price on the valuation date, because the maximum payment at maturity will be limited to at least 118.35% of the stated principal amount for the Trigger PLUS, any increase in the final stock price by more than approximately 12.233% (if the maximum payment at maturity is set at 118.35% of the stated principal amount) will not further increase the return on the Trigger PLUS.

▪
Your maximum downside gain on the Trigger PLUS is limited by the trigger level.  If the final stock price is less than or equal to the initial stock price and greater than or equal to the trigger level, you will receive at maturity $10 plus a return equal to the absolute stock return, which will reflect a 1% positive return for each 1% negative return on the underlying stock, subject to an effective limit of 10%.  Because you will not receive a positive return if the underlying stock has depreciated below the trigger level, your maximum downside payment will be $11.00 per $10.00 stated principal amount Trigger PLUS.

▪
The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS.  Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Trigger PLUS.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.

▪
As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the Trigger PLUS.  If these affiliates do not make payments to us and we fail to make payments on the Trigger PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪
Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as the estimated value of the Trigger PLUS.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS.  The calculation agent will determine the initial stock price, the trigger level and the final stock price and will calculate the amount of payment you will receive at maturity, if any.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and any anti-dilution adjustments, may affect the payment to you at maturity.  In addition,

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JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
▪
The benefit provided by the trigger level may terminate on the valuation date.  If the final stock price is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the underlying stock.

▪
The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS.  The estimated value of the Trigger PLUS is only an estimate determined by reference to several factors.  The original issue price of the Trigger PLUS will exceed the estimated value of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS.  See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

▪
The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates.  The estimated value of the Trigger PLUS is determined by reference to internal pricing models of our affiliates.  This estimated value of the Trigger PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the Trigger PLUS that are greater than or less than the estimated value of the Trigger PLUS.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions.  See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

▪
The estimated value of the Trigger PLUS is derived by reference to an internal funding rate.  The internal funding rate used in the determination of the estimated value of the Trigger PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS.  See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

▪
The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.  We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS.  Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary

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JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS.  As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.
The Trigger PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.  See “— Secondary trading may be limited” below.
▪
Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors.  The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of one share of the underlying stock, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the prices of the underlying stock;
o	the time to maturity of the Trigger PLUS;
o	the dividend rate on the underlying stock;
o	interest and yield rates in the market generally;
o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the stock adjustment factor, including a merger or acquisition; and
o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.
▪
Investing in the Trigger PLUS is not equivalent to investing in the common stock of Apple Inc.    Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
No affiliation with Apple Inc.  Apple Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Trigger PLUS.  We have not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.

▪
We may engage in business with or involving Apple Inc. without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests and thus may acquire non-public information about Apple Inc..  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc., which may or may not recommend that investors buy or hold the underlying stock.

▪
The anti-dilution protection for the underlying stock is limited and may be discretionary.  The calculation agent will make adjustments to the stock adjustment factor and other adjustments for certain corporate events affecting the underlying stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the Trigger PLUS may be materially and

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JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the Trigger PLUS in making these determinations.
▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial stock price and the trigger level and, therefore, could potentially increase the price that the final stock price must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS.  Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final stock price and, accordingly, the amount of cash an investor will receive at maturity, if any.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

▪
Secondary trading may be limited.  The Trigger PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  JPMS may act as a market maker for the Trigger PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.

▪
The final terms and valuation of the Trigger PLUS will be provided in the pricing supplement.  The final terms of the Trigger PLUS will be provided in the pricing supplement.  In particular, each of the estimated value of the Trigger PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document.  Accordingly, you should consider your potential investment in the Trigger PLUS based on the minimums for the estimated value of the Trigger PLUS and the maximum payment at maturity.

▪
The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.  If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

September 2016	Page 9

JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Apple Inc. Overview
Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-36743 through the SEC’s website at www.sec.gov.  In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
Information as of market close on September 13, 2016:
Bloomberg Ticker Symbol:	AAPL	52 Week High (on 11/3/2015):	$122.57
Current Closing Price:	$111.77	52 Week Low (on 5/12/2016):	$90.34
52 Weeks Ago (on 9/15/2015):	$116.28

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2011 through September 14, 2016.  The associated graph following the table shows the closing prices of the underlying stock for each day in the same period.  The closing price of the underlying stock on September 14, 2016 was $111.77.  We obtained the closing price information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
Since its inception, the closing price of the underlying stock has experienced significant fluctuations.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the valuation date.

Common Stock of Apple Inc. (CUSIP: 03783310)	High	Low	Dividends
2011
First Quarter	$51.88	$46.67	—
Second Quarter	$50.43	$45.05	—
Third Quarter	$59.06	$49.04	—
Fourth Quarter	$60.32	$51.94	—
2012
First Quarter	$88.23	$58.75	—
Second Quarter	$90.89	$75.73	—
Third Quarter	$100.30	$82.13	$0.38
Fourth Quarter	$95.92	$72.80	$0.38
2013
First Quarter	$78.43	$60.01	$0.38
Second Quarter	$66.26	$55.79	$0.44
Third Quarter	$72.53	$58.46	$0.44
Fourth Quarter	$81.44	$68.71	$0.44
2014
First Quarter	$79.62	$71.40	$0.44
Second Quarter	$94.25	$73.99	$0.47
Third Quarter	$103.30	$93.09	$0.47
Fourth Quarter	$99.18	$99.18	$0.47

September 2016	Page 10

JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Common Stock of Apple Inc. (CUSIP: 03783310)	High	Low	Dividends
2015
First Quarter	$133.00	$105.99	$0.47
Second Quarter	$132.65	$124.25	$0.52
Third Quarter	$132.07	$103.12	$0.52
Fourth Quarter	$122.57	$105.26	$0.52
2016
First Quarter	$109.56	$93.42	$0.52
Second Quarter	$112.10	$90.34	$0.57
Third Quarter (through September 14, 2016)	$111.77	$94.99	$0.57
We make no representation as to the amount of dividends, if any, that Apple Inc. may pay in the future.  In any event, as an investor in the Trigger PLUS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Apple Inc.
The Common Stock of Apple Inc. — Daily Closing Prices January 1, 2011 to September 14, 2016

140
120
100
80
60
40
20
0
Price ($)
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16

Source: Bloomberg

This document relates only to the Trigger PLUS offered hereby and does not relate to the underlying stock or other securities of Apple Inc.  We have derived all disclosures contained in this document regarding the common stock of Apple Inc. from the publicly available documents described in the first paragraph under this “Apple Inc. Overview” section, without independent verification.  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Apple Inc. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Apple Inc. Overview” section) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple Inc. could affect the value received at maturity, if any, with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.
Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

September 2016	Page 11

JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information about the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Trigger PLUS:
The estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS.  The estimated value of the Trigger PLUS does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Trigger PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Risk Factors — The estimated value of the Trigger PLUS is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates” in this document.
The estimated value of the Trigger PLUS will be lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS.  See “Risk Factors — The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:
For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Trigger PLUS.  The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by our affiliates.  See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.”

September 2016	Page 12

JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.
Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the Trigger PLUS, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the Trigger PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Trigger PLUS. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the Trigger PLUS. You should consult your tax adviser regarding the potential application of FATCA to the Trigger PLUS.
Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Trigger PLUS.

Supplemental use of proceeds and hedging:
The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS.  See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “Apple Inc. Overview” in this document for a description of the market exposure provided by the Trigger PLUS.
The original issue price of the Trigger PLUS is equal to the estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

September 2016	Page 13

JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due November 2, 2017 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Where you can find more information:
You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance.  In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in the accompanying product supplement.
This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the Trigger PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. MS-1-I dated June 3, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
• Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

September 2016	Page 14